Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 1, 2014 relating to the Statements of Revenues and Direct Operating Expenses of certain oil and gas properties acquired by Ultra Petroleum Corp. from SWEPI, LP, which appears in the Current Report on Form 8-K/A dated October 1, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 12, 2014